UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2014

BRT REALTY TRUST
(Exact name of Registrant as specified in charter)

Massachusetts	001-07172	13-2755856
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York    11021
 (Address of principal executive offices)                      (Zip code)

Registrant's telephone number, including area code:     516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. – Registrant’s Business and Operations.

Item 1.01	Entry into a Material Definitive Agreement.

On March 12, 2014, we and REIT Management Corp. (the “Advisor”), an entity wholly- owned by Fredric H. Gold, our trustee, entered into a second amendment to an amended and restated advisory agreement, which amendment is effective as of June 30, 2014.  The amendment provides that the advisory agreement, which was scheduled to expire on June 30, 2014, is to renew automatically on July 1st of each year, provided that either party may terminate the agreement for any reason whatsoever effective as of the last day of any quarter if notice is given at least 75 days prior to the end of such quarter.

The services provided to us by the Advisor pursuant to the advisory agreement includes, among other things, participating in our multi family property and loan analysis and approval process, providing investment advice, long-term planning and consulting with our executives and employees and in other aspects of our business, as required.

Section 5 – Corporate Governance and Management

Item 5.07	Submission of Matters to a Vote of Security Holders.

At our annual meeting of shareholders held on March 12, 2014, all of the proposals presented by us were approved.  The proposals are described in detail in our definitive proxy statement dated January 22, 2014.

Proposal 1
At the meeting, the following trustees were elected for a three year term (with the votes as indicated):

	For	Against	Abstain	Broker Non-Vote

Kenneth F. Bernstein	10,722,925	40,482	6,085	2,585,373

Fredric H. Gould	10,709,081	51,232	9,181	2,585,371

Gary Hurand	10,320,580	442,825	6,088	2,585,372

Elie Weiss	10,300,619	443,632	25,241	2,585,373

Proposal 2
At the meeting, our shareholders adopted the proposal to approve executive compensation (with the votes as indicated):

For	Against	Abstain	Broker Non-Vote

10,674,307	78,251	16,935	2,585,372

Proposal 3
At the meeting, the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ended September 30, 2014 was approved (with the votes as indicated):

For	Against	Abstain

13,257,491	47,278	50,096

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT REALTY TRUST

Date: March 12, 2014	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President - Finance